Adopted June 23, 1998

                 NORTH AMERICAN SENIOR FLOATING RATE FUND, INC.

                                DISTRIBUTION PLAN

                                 CLASS C SHARES

                  This Class C Shares Distribution Plan (the "Plan") is adopted in accordance with the procedures and principles set forth in Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by North American Senior Floating Rate Fund, Inc., a Maryland Corporation (the "Fund"), with respect to the class C shares (the "Class C Shares") of the Fund, subject to the following terms and conditions:

Section 1.  Payments for Distribution Related Services
            ------------------------------------------

                  The Fund may compensate the distributor of its shares, CypressTree Funds Distributors, Inc., a Delaware corporation, or any entity that may in the future act as a distributor for the Fund (the "Distributor") or its assignees, for activities or expenses incurred in connection with the offering and sale of Class C Shares of the Fund and related expenses incurred, all as described in Section 2 below. Payments by the Fund under this Section of the Plan will be calculated and accrued daily and paid monthly and shall be paid at the rate of (and not exceeding) 0.75% on an annualized basis of the average daily net assets attributable to Class C Shares of the Fund. Of this fee, an amount equal to (and not exceeding) 0.25% on an annualized basis of the average daily net assets attributable to Class C Shares of the Fund shall be used to provide payments to securities dealers for ongoing account services to shareholders of the Fund and shall be deemed to be a "service fee" as defined in
Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD").

Section 2.  Expenses Covered by Plan
            ------------------------

                  Payments payable under Section 1 of the Plan are intended to compensate the Distributor for distribution services provided by it in connection with the offering and sale of Class C Shares of the Fund, and related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers or financial institutions (collectively, "Selling Agents"), for sales support services provided and related expenses incurred by such Selling Agents. Such services and expenses may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper and other mass media advertising for Class C Shares of the Fund; (ii) the preparation, printing and distribution of prospectuses for Class C Shares of the Fund and reports to recipients other than existing shareholders; (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for support services such as


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telephone facilities and expenses and shareholder services as the Fund may reasonably request; (v) provision to the Fund of such information, analyses and opinions with respect to marketing and promotional activities pertaining to Class C Shares of the Fund as the Fund may, from time to time, reasonably request; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively;
(vii) overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; and
(viii) any other costs and expenses relating to distribution or sales support activities in connection with the offering and sale of Class C shares of the Fund. In lieu of providing the distribution services described above directly, the Distributor may retain a Promotional Agent to provide some or all of the above services. Payments under Section 1 of the Plan may be made without regard to expenses actually incurred and the Distributor may retain any excess of the fees it receives pursuant to this Plan over its expenses incurred in connection with providing the services described above.

Section 3.  Indirect Distribution Expense
            -----------------------------

                  To the extent that any payments made by the Fund to the Distributor or to the investment adviser to the Fund, including payment of any administrative and other service fees or investment advisory fees, may be deemed to be indirect payment of distribution expenses, those indirect payments shall be deemed to be authorized by this Plan.

Section 4.  Approval by Shareholders
            ------------------------

                  The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to the Class C shares of the Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class C Shares of the Fund, if such approval is required pursuant to the Rule. The Plan will be deemed to have been approved with respect to the Class C Shares of the Fund so long as a majority of the outstanding voting securities of the Class C Shares of the Fund votes for the approval of the Plan, notwithstanding that the Plan has not been approved by a majority of the outstanding voting securities of any other class of shares of the Fund.

Section 5.  Approval by Directors
            ---------------------

                  Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.


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Section 6.  Continuance of the Plan/Additional Portfolios
            ---------------------------------------------

                  The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund's Board of Directors in the manner described in Section 5 above.

                  In the event that the Fund establishes additional investment portfolios, this Plan shall be effective with respect to the Class C Shares of such portfolios, provided that the Plan has previously been approved for continuation and the requisite Shareholder and Director approval has been obtained in accordance with Sections 4 and 5 of this Plan.

Section 7.  Termination
            -----------

                  The Plan may be terminated at any time with respect to the Class C Shares by a majority vote of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Class C of the Fund.

Section 8.  Amendments
            ----------

                  The Plan may not be amended with respect to the Class C Shares of the Fund so as to increase materially the amount of the fee described in
Section 1 above with respect to the Class C Shares of the Fund, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of the Class C of the Fund. In addition, no material amendment to the Plan may be made unless approved by the Fund's Board of Directors in the manner described in Section 5 above.

Section 9.  Selection of Certain Directors
            ------------------------------

                  While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

Section 10.  Written Reports
             ---------------

                  In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Directors will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.



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Section 11.  Preservation of Materials
             -------------------------

                  The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 12.  Meanings of Certain Terms
             -------------------------

                  As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.